Exhibit 99.1

NEWS RELEASE for August 10, 2004 at 4:00 PM EDT

Contact:	Allen & Caron Inc.	Brian Stevens
	Jill Bertotti (investors)	Director of Finance
	jill@allencaron.com	Multi-Fineline Electronix, Inc.
	Len Hall (media)	(714) 238-1488
len@allencaron.com
(949) 474-4300

M-FLEX Reports Third Quarter and Nine Months Results

Net Sales Increase 142% and 94%, Respectively, from Comparable Prior Year Periods;

Net Income Up Sharply

ANAHEIM, CA (August 10, 2004) – Multi-Fineline Electronix, Inc. (“M-FLEX”) (Nasdaq: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced results for its third quarter and nine months ended June 30, 2004.

Net sales for the third quarter of fiscal year 2004 rose to a record $71.5 million, up 142 percent from net sales of $29.5 million in the fiscal year 2003 third quarter. Net sales for the first nine months of this fiscal year increased 94 percent to $181.5 million from net sales of $93.5 million in the first nine months of the last fiscal year. Net income for the third quarter of fiscal year 2004 was $8.7 million, or $0.44 per diluted share, up from net income of $1.4 million, or $0.11 per diluted share, for the third quarter of fiscal year 2003. For the first nine months of fiscal year 2004, net income was $16.6 million, or $0.87 per diluted share, up from net income of $4.6 million, or $0.38 per diluted share, for the first nine months of fiscal year 2003.

“We are excited about our continued growth,” M-FLEX Chief Executive Officer Phil Harding said. “Our net sales, gross profit and net income figures for this quarter are the highest in the history of the company. Due to our growth in the flexible circuit assembly industry, we are continuing to expand our China facilities. In fact, the Board of Directors recently approved an additional $16 million of equipment purchases for our China operations to complete our original $42 million phase-one investment in our newest, state of the art China facility. This latest investment completes the first phase of our planned upgrade of the company’s technology to support high volume production of high density flex circuit interconnects.”

Income from operations for the third quarter of fiscal year 2004 increased to $12.0 million, up 445 percent from $2.2 million in the prior fiscal year’s third quarter. Income from operations for the first nine months of this fiscal year increased 223 percent to $23.9 million from $7.4 million for the comparable period in fiscal year 2003.

Net sales from the wireless telecommunication sector increased by 186 percent to $60.8 million in the third quarter of fiscal year 2004 from $21.2 million in the third quarter of fiscal year 2003. The increased wireless sales were attributable to the transition to “flip phone” style models, which utilize flexible circuitry, and the added level of phone features, which utilize additional flex circuits per phone. Industrial customer net sales, the company’s second largest sector, increased by 89 percent to $7.2 million in the third quarter of fiscal year 2004 from $3.8 million in the third quarter of fiscal year 2003.

M-FLEX Chief Financial Officer Craig Riedel said “Our successful net sales performance this year in the wireless sector is an indication of the growing acceptance of flex circuit technology as an integral part of packaging design. We intend to continue to leverage the success of our value-added business model in wireless telecommunications by applying it to other industry sectors, as well.”

Gross margin as a percentage of net sales for the third quarter of fiscal year 2004 improved to 24 percent from 19 percent for the third quarter of last fiscal year. The year-to-year quarterly increase in overall gross margin percentage was primarily due to the cost advantages realized from transferring additional manufacturing programs to the company’s expanding China operations and leveraging of the company’s fixed cost structure which resulted from increases in volume.

M-FLEX raised $50 million in gross proceeds through its initial public offering, which closed on June 30, 2004, of five million newly-issued shares of M-FLEX Common Stock.

Conference Call

As previously announced, M-FLEX is conducting a conference call to review its financial results today at 5:00 PM EDT (Eastern). The dial-in number for the call in North America is 1-(800) 430-4415 and 1-(303) 225-1557 for overseas callers. A live webcast and 10-day archive of the call can be accessed at the company’s website at www.mflex.com.

About M-FLEX

M-FLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-FLEX is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about predictions of earnings, net sales, expenses, or other financial items, any statement of plans, strategies or objectives of management for future operations, any statement concerning the company’s future operations, financial condition or prospects, any statement of assumptions underlying the foregoing, and other statements that are not historical facts, including statements which may be preceded by the words “intend,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “aim,” “believe,” “hope” or similar words. For such statements, M-FLEX claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from M-FLEX’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by M-FLEX’s forward-looking statements are disclosed in M-FLEX’s SEC reports, including M-Flex’s Registration Statement on Form S-1 as amended through the date hereof (including the final form of prospectus contained therein). These forward-looking statements represent M-FLEX’s judgment as of the date of this release. M-FLEX disclaims any intent or obligation to update these forward-looking statements.

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net sales	$71,497	$29,514	$181,463	$93,503
Cost of sales	54,108	23,831	142,803	75,766

Gross profit	17,389	5,683	38,660	17,737

Operating expenses:
Sales and marketing	1,974	1,470	5,752	4,150
General and administrative	3,382	2,005	9,055	6,191

Total operating expenses	5,356	3,475	14,807	10,341

Operating income	12,033	2,208	23,853	7,396
Interest expense, net	109	69	487	185
Other (income) / expense, net	(97)	92	162	356

Income before provision for income taxes	12,021	2,047	23,204	6,855
Provision for income taxes	(3,286)	(684)	(6,567)	(2,289)

Net Income	$8,735	$1,363	$16,627	$4,566

Net income per share:
Basic	$0.47	$0.12	$0.92	$0.39
Diluted	$0.44	$0.11	$0.87	$0.38

Shares used in computing net income per share:
Basic	18,532,560	11,720,295	17,994,109	11,720,295
Diluted	19,769,925	12,610,286	19,029,947	12,172,737

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2004	September 30, 2003
Cash and cash equivalents	$55,520	$5,344
Accounts receivable, net	50,766	20,987
Inventories	39,819	21,929
Other current assets	3,023	2,220

Total current assets	149,128	50,480
Property, plant and equipment	55,825	42,340
Other assets	1,480	5,909

Total assets	$206,433	$98,729

Current liabilities	$73,316	$32,824
Long term debt	—	19,358
Other liabilities	1,181	1,061
Stockholders’ equity	131,936	45,486

Total liabilities and stockholders’ equity	$206,433	$98,729